Exhibit 10.15

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDED AND RESTATED

STRATEGIC ALLIANCE AGREEMENT

This AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT (together with its exhibits and schedules, this “Agreement”), dated as of May 11, 2021 (the “Effective Date”), is entered into by and among STARRY, INC., a Delaware corporation (“Starry”), and AEP VENTURES, LLC, a Ohio limited liability company (“AEP”). Each of Starry and AEP may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Starry provides fixed millimeter wave broadband services in various markets using proprietary equipment designed and manufactured by Starry; and

WHEREAS, AEP is an affiliate of American Electric Power Company, Inc. which, through its subsidiaries provides electric service, consisting of generation, transmission, and distribution, in various markets; and

WHEREAS, the Parties desire to combine certain resources to deploy a fixed millimeter wave broadband service in the Market to provide retail internet and VoIP service to Customers; and

WHEREAS, Parties entered into the Strategic Alliance Agreement dated as of June 19, 2020 (the “Original Agreement”) to memorialize the terms of their strategic deployment and marketing arrangement and now wish to amend and restate the Original Agreement in its entirety as set forth herein, with effect from the execution and delivery of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. DEFINITIONS; INTERPRETATION

Section 1.01 Definitions

(a)	“Acceptable Credit Rating” means a credit rating of (i) BB- or better from Standard & Poor’s Rating Services or (ii) Ba3 or better from Moody’s Investors Service, Inc.

(b)	“AEP” has the meaning provided in the first paragraph of this Agreement.

(c)

“Affiliate” means, with respect to a specified entity, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such specified entity.

(d)	“Agreement” has the meaning provided in the first paragraph of this Agreement.

(e)	“Backhaul Receiving Site” has the meaning provided in Section 2.06(b).

(f)

“Base Station Equipment” means Starry’s radio, microwave, and/or other transceiver devices, including antennas, amplifiers, and translators, intended for installation on a Macro Site or Pole to transmit and receive radio frequency transmissions from Receiving Equipment in connection with providing the Service, together with such other equipment, systems, tooling, cabinets and support structures, wiring or cable necessary for the installation and operation of such Base Station Equipment.

(g)

“Change of Control” means (i) the sale of all or substantially all of the assets of Starry to a third party; or (ii) a merger, consolidation, recapitalization, or reorganization of Starry that results in a third party directly or indirectly holding more than fifty percent (50%) of the voting shares or equity of Starry.

(h)

“Change of Control Termination Event” means (i) the sale of all or substantially all of the assets of Starry to a third party that is not a Qualified Third Party; or (ii) a merger, consolidation, recapitalization, or reorganization of Starry that results in a third party that is not a Qualified Third Party directly or indirectly holding more than fifty percent (50%) of the voting shares or equity of Starry.

(i)	“Confidential Information” has the meaning provided in Section 10.14(a).

(j)	“Continued Support Plan” has the meaning provided in Section 9.02(c).

(k)

“Constructed” means, in reference to a Macro Site or Pole, that Base Station Equipment has been installed on such Macro Site or Pole, connected to fiber optic cable and electricity, and is actively transmitting.

(l)	“Creditworthy” means a Person that has, at the applicable time, (i) an Acceptable Credit Rating or (ii) a Person otherwise acceptable to AEP in its reasonably exercised discretion.

(m)	“Cure Period” has the meaning provided in Section 8.01(b).

(n)	“Customer” means any Person who receives the Service in the Market as a customer of Starry and any Person who receives broadband services from Starry as part of the Smart Columbus Partnership.

(o)

“Customer Installed Equipment” means any equipment, systems, tooling, wiring and cable, including a router and switches, installed inside of a single-family residence, residential unit in an MDU, or a non-residential premises for the purpose of providing the Service to a Customer.

(p)	“Defaulting Party” has the meaning provided in Section 8.01(a).

(q)	“Demarcation Point” means the physical network interface point at which the Parties agree AEP will hand off responsibility for a fiber optic cable connection to Starry.

(r)	“Effective Date” has the meaning provided in the first paragraph of this Agreement.

(s)	“Electronic Delivery” has the meaning provided in Section 10.11.

(t)	“Emergency Repairs” has the meaning provided in Section 3.01(d).

(u)	“Equipment” means, as appropriate given the context, Base Station Equipment or Receiving Equipment.

(v)	“Event of Default” has the meaning provided in Section 8.01(a)

(w)	“Fiber-Connected Backhaul Transmitting Site” has the meaning provided in Section 2.06(b).

(x)	“Fiber Provider” has the meaning provided in Section 2.05(a).

(y)	“Fiber Service Specifications” has the meaning provided in Section 2.05(c).

(z)

“Force Majeure Event” means any cause beyond the reasonable control of the delayed or defaulting party, including, but not limited to, acts of God including unusually adverse weather, fire, and epidemic; acts of public enemy including war, acts of terrorism, riot, and civil disturbance; and national labor strikes, which by exercise of due foresight such party could not have been expected to avoid or overcome.

(aa)	“Governmental Authorization” has the meaning provided in Section 7.01.

(bb)

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign, or other government or any department, commission, board, bureau, agency, regulatory authority, or instrumentality thereof, or any court, judicial, administrative, or arbitral body or public or private tribunal.

(cc)	“Initial Marketing Period” has the meaning provided in Exhibit A.

(dd)	“Initial Term” has the meaning provided in Section 9.01.

(ee)	“Insurance Coverage” has the meaning provided in Section 4.01.

(ff)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

(gg)	“Lease Agreement” means one or more lease agreements entered into by the Parties during the Term for the lease of Base Station Equipment and/or Receiving Equipment.

(hh)

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

(ii)	“Macro Fiber” means any fiber optic cable procured or provided by AEP and connected to Base Station Equipment at any Macro Site in the Market, access to which is provided to Starry.

(jj)	“Macro Repair Window” has the meaning provided in Section 3.01(d).

(kk)	“Macro Site” means a building, radio mast, or tower suitable for installation of Base Station Equipment.

(ll)	“Market” means Columbus, Ohio and surrounding areas.

(mm)	“MDU” means a residential building with multiple apartments, condominiums, or other living units.

(nn)	“MDU Repair Window” has the meaning provided in Section 3.01(d).

(oo)	“Net Book Value” has the meaning provided in Section 9.03(a).

(pp)	“Network” means the wireless network built by the Parties pursuant to this Agreement to provide the Service in the Market.

(qq)	“Network Build Period” has the meaning provided in Exhibit A.

(rr)	“Non-Defaulting Party” has the meaning provided in Section 8.01(b).

(ss)	“Non-Routine Maintenance” has the meaning provided in Section 3.01(b).

(tt)	“Notice of Default” has the meaning provided in Section 8.01(b).

(uu)	“Original Agreement” has the meaning provided in the recitals.

(vv)	“Party” and “Parties” each have the meaning provided in the first paragraph of this Agreement.

(ww)

“Person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

(xx)	“Phase 2 Build” has the meaning provided in Exhibit A.

(yy)	“Phase 2 Build Period” has the meaning provided in Exhibit A.

(zz)	“Phase 2 Marketing Period” has the meaning provided in Exhibit A.

(aaa)	“Phase 2 Negotiating Period” has the meaning provided in Exhibit A.

(bbb)

“Pole” means a utility pole, telecommunication pole, or other column or post at least forty (40) feet tall designed to support overhead powerlines, fiber optic cable, other wires and cabling, or radio frequency transmission/reception equipment.

(ccc)	“Pole Fiber” means any fiber optic cable procured or provided by AEP and connected to Base Station Equipment attached to any Pole in the Market, access to which is provided to Starry.

(ddd)	“Pole Repair Window” has the meaning provided in Section 3.01(d).

(eee)	“Pre-Built 24 GHz Sites” has the meaning provided in Exhibit A.

(fff)	“Project Agreements” mean this Agreement and the Services Agreement.

(ggg)

“Qualified Third Party” means a Person that, after giving effect to the relevant Change of Control Event and on a combined basis with Starry, (i) is Creditworthy; (ii) has operational capabilities and experience to operate the Network; and (iii) has customer capabilities and experience to support billing, customer service, and other necessary services for the Network.

(hhh)

“Receiving Equipment” means Starry’s radio, microwave, and/or other transceiver devices, including antennas, amplifiers, and translators, intended for installation on a residential or commercial building to transmit and receive radio frequency transmissions from Base Station Equipment in connection with providing the Service to one or more Customers located in such building, together with such other equipment, systems, tooling, cabinets and support structures, wiring or cable necessary for the installation and operation of such Receiving Equipment.

(iii)	“Revenue” has the meaning provided in Section 5.05.

(jjj)	“Routine Maintenance” has the meaning provided in Section 3.01(b).

(kkk)

“Sales and Marketing Expenses” mean any costs and expenses (including labor) that are attributable to the sale, promotion, or marketing of the Service in the Market, including expenses for market development, costs of promotions with customers and third parties, and costs for industry meetings and establishing relationships with third parties to assist or encourage promotion or adoption of the Service.

(lll)	“Service” has the meaning provided in Section 2.01.

(mmm)	“Service Activation Date” means, with respect to any fiber optic cable, the date on which Starry begins using such fiber to test or provide the Service.

(nnn)	“Services Agreement” means the Services Agreement dated the date of this Agreement by and between AEP and Starry

(ooo)	“Smart Columbus Agreement” means the Partnership Agreement dated as of December 11, 2020 by and between Starry and Smart Columbus.

(ppp)

“Smart Columbus Assets” means the Macro Sites located at (i) [***]; (ii) [***]; and (iii) any other Macro Site with which Starry contracts to install Base Station Equipment to be funded in whole or in part by funds received from Smart Columbus, provided that with respect to this clause (iii) AEP provides its prior written consent.

(qqq)	“Smart Columbus Partnership” means the pilot program described in the Smart Columbus Agreement.

(rrr)	“Starry” has the meaning provided in the first paragraph of this Agreement.

(sss)	“Term” has the meaning provided in Section 9.01.

(ttt)	“Third-Party Consent” has the meaning provided in Section 7.01.

(uuu)	“Trouble Case” has the meaning provided in Section 3.01(b).

(vvv)	“VoIP” means Voice over Internet Protocol (also called IP telephony).

(www)	“Work” means all of a Party’s obligations under this Agreement.

Section 1.02 Interpretation.

(a)

Unless the context requires otherwise, (i) all references to Sections, Articles, Appendices, or Schedules are to Sections, Articles, Appendices, or Schedules of or to this Agreement; (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement; (iii) words in the singular include the plural and vice versa; (iv) the term “including” means “including without limitation;” and (v) the terms “herein,” “hereof,” “hereunder,” and words of similar import will mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to “$” or dollar amounts will be to lawful currency of the United States of America. All references to “$” or dollar amounts, or “%” or percent or percentages, will be to precise amounts and not rounded up or down. All references to “day” or “days” will mean calendar days.

(b)

No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

Article II. NETWORK DEPLOYMENT AND OPERATION

Section 2.01 The Service. AEP and Starry will work together to deploy a fixed millimeter wave broadband service in the Market to provide retail internet and VoIP service to Customers (the “Service”).

Section 2.02 Schedule of Work. The Parties agree that the schedule and division of Work owed by each Party hereunder are set forth in Exhibit A.

Section 2.03 Project Phases.

(a)

Network Build and Initial Marketing Period. Each Party will perform the obligations assigned to it in Exhibit A and in Section 2.04, Section 2.05, and Section 2.06 in accordance with the schedule provided in Exhibit A and Section 2.04, Section 2.05, and Section 2.06, as applicable.

(b)

Reasonable Modification of Build. If the Parties agree that a change in the total number of Macro Sites or Poles Constructed in the Network Build Period is necessary or advisable to improve coverage of the Network, increase the effectiveness of the Service or the operation of the Service, or reduce the cost of building the Network, then the Parties will incorporate such change(s) into their build of the Network.

Section 2.04 AEP’s Obligations. In building the Network, AEP at its sole cost and expense will perform the following activities and be responsible for the following aspects of the Network:

(a)	Rights to Install at Macro Sites and Poles.

(i)

AEP will contract with Macro Site owners to obtain rights to install Base Station Equipment and to connect such Base Station Equipment to fiber optic cable and electricity and will pay all associated fees and expenses. AEP will timely renew such contracts as necessary or advisable for the continued operation of the Base Station Equipment.

(ii)

AEP will contract with Pole owners to obtain rights to install Base Station Equipment and to connect such Base Station Equipment to fiber optic cable and electricity and will pay all associated fees and expenses. AEP will timely renew such contracts as necessary or advisable for the continued operation of the Base Station Equipment.

(b)	Installation of Equipment.

(i)

AEP will install (i) Base Station Equipment on Macro Sites in the Market; (ii) Base Station Equipment on Poles in the Market; and (iii) Receiving Equipment on single-family residences, MDUs, and commercial buildings in the Market.

(ii)

In the event that AEP does not subcontract the installation of equipment on Macro Sites, Poles, single-family residences, MDUs, and/or commercial buildings in the Market to Starry pursuant to the Services Agreement, this Section 2.04(b)(ii) will apply. As part of any installation of Equipment, AEP will (i) purchase Equipment from Starry pursuant to an equipment purchase agreement mutually agreeable to the Parties, lease Equipment from Starry pursuant to the Capital Lease Agreements, and/or purchase such other supplies necessary to complete the installation work from Starry or third parties; (ii) provide or cause to be provided design services, labor, materials, water, heat, utilities, transportation, and any and all other facilities and services necessary for proper execution and completion of the installation work; (iii) obtain all building licenses and permits and other governmental approvals required in connection with the performance and completion of the installation work; (iv) pay, as required, royalties and license fees for designs, processes, or products used in the installation work; (v) provide or cause to be provided qualified and appropriately licensed personnel, subcontractors, and other professionals as necessary or advisable to complete the installation work in accordance with the terms of this Agreement; (vi) use good quality materials and workmanship, free from faults and defects in the performance of the installation work; and (vii) cause the installation work to be performed in a safe, good, and workmanlike manner in accordance with applicable Laws and in compliance with the provisions of this Agreement.

(c)	Electricity to Poles. AEP will provide electricity at all Poles for use by installed Base Station Equipment.

(d)	Warehouse/Depot. Starry and AEP may, assuming that space is available, enter into a lease agreement for AEP owned/occupied secure warehouse/depot space as needed by Starry for storage.

(e)

Subcontracting Work. Pursuant to the Services Agreement, AEP and Starry have agreed to subcontract some of AEP’s obligations described in this Section 2.04 and in Section 2.05 to Starry, as more fully described in the Services Agreement. In the event that the Parties agree to modify the Services Agreement such that Starry will no longer provide some or all of the services provided by Starry to AEP pursuant to the Services Agreement, AEP may in its sole discretion subcontract its obligations described in this Section 2.04 and not subcontracted to Starry pursuant to the Services Agreement to one or more qualified third parties. AEP will ensure that any subcontractor other than Starry that it uses to perform any of its obligations hereunder complies with the terms of this Agreement, and, notwithstanding anything to the contrary in this Agreement, AEP will be responsible for any breach of any of the terms of this Agreement by any such subcontractor. Nothing in this Agreement will create any contractual relationship between Starry and any such subcontractor, or any obligation on the part of Starry to pay or to see the payment of any monies due any such subcontractor.

Section 2.05 Fiber and/or Wireless Backhaul.

(a)

Fiber to Macro Sites. AEP will negotiate with one or more fiber optic cable providers (each a “Fiber Provider”) to lease fiber optic cable to provide connectivity to Base Station Equipment installed at Macro Sites in the Market. AEP will be the contracting party and will have the sole discretion on acceptance of terms and conditions with respect to Macro Fiber leased from any Fiber Provider. At the request of Starry, AEP will permit Starry to connect Base Station Equipment installed at Smart Columbus Assets to the fiber ring maintained by AEP in the Market pursuant to this Section 2.05(a) so that Starry may provide broadband services as part of the Smart Columbus Partnership. If Starry connects such Base Station Equipment installed at Smart Columbus Assets to AEP’s fiber ring, then Starry will reimburse AEP on a monthly basis the actual cost attributable to such connection and use of fiber by Starry based on the pricing between AEP and the relevant Fiber Provider.

(b)

Fiber to Poles. For the Term of this Agreement AEP will make available fiber optic cable for attachment to, and exclusive use of, Base Station Equipment installed on Poles in the Market. AEP will use commercially reasonable efforts to provide [***] with a goal of minimizing overlapping of such strands where financially reasonable as determined by AEP in its sole reasonable discretion. Starry may use Pole Fiber for any lawful purpose, including for the provision of telecommunications services, information services, and capacity to Customers.

(c)

Service Specifications for Fiber to Poles. Prior to the Service Activation Date for any Pole Fiber, AEP will disclose to Starry the specification standards for such Pole Fiber as agreed-upon between AEP and the applicable Fiber Provider, which will at least be consistent with industry standards for services like the Service (“Fiber Service Specifications”), and confirm that such Pole Fiber conforms to such Fiber Service Specifications. After determining that any Pole Fiber meets the applicable Fiber Service Specifications, AEP will deliver such Pole Fiber by notifying Starry and providing testing results demonstrating compliance with the Fiber Service Specifications.

(d)

Fees and Charges. AEP is responsible for any property tax surcharges, government fees (including Federal and State regulatory fees, including universal service charges), franchise fees, rights of way fees or charges, license or permit fees, and any other duties, fees, charges, or surcharges imposed on, incident to, or based upon the provision, sale, or use of Macro Fiber, Pole Fiber, or any other form of backhaul to any Macro Site in the Network.

Section 2.06 Starry’s Obligations. In building the Network, Starry at its sole cost and expense will perform the following activities and be responsible for the following aspects of the Network:

(a)	Equipment. Starry will manufacture all Base Station Equipment and Receiving Equipment required for AEP to fulfill its obligations hereunder.

(b)

Backhaul Transmitting Sites. In order to facilitate a faster buildout of the Network, Starry may determine in its sole discretion that a Macro Site with Base Station Equipment connected to fiber optic cable will serve as a node in the Network (a “Fiber-Connected Backhaul Transmitting Site”) to link by wireless transmission to any other Macro Site with Base Station Equipment that is not connected to fiber optic cable (a “Backhaul Receiving Site”) until such Backhaul Receiving site is itself connected to fiber optic cable in accordance with Section 2.05(a). At each Fiber-Connected Backhaul Transmitting Site and Backhaul Receiving Site, Starry will install, at Starry’s expense, necessary radio, microwave, and/or other transceiver devices to permit radio frequency backhaul as described in this Section 2.06(b).

(c)	Long-Haul Fiber. Starry will contract with one or more Fiber Providers for a connection between the Market and one of Starry’s Internet Point-of-Presence locations outside of the Market.

(d)	Internet Point-of-Presence. Starry will contract with one (1) or more colocation providers in the Market to build the Internet Point-of-Presence connection(s) for the Network.

(e)

Access Agreements. Starry will negotiate and enter into access agreements with any owner, or its designated agent, of a residential or commercial building at which Receiving Equipment will be installed.

(f)

Subscriber Acquisition and Marketing. Starry will market the Service in the Market. Starry will prepare a marketing plan for the incurrence of Sales and Marketing Expenses in the Market and present it to AEP for review and comment within three (3) months following the Effective Date. For the avoidance of doubt, the Parties agree that the final marketing plan will be determined by Starry in its sole discretion.

(g)	Customer Installed Equipment. Starry will procure, install, activate, and maintain all Customer Installed Equipment.

(h)

Customer Relations. Starry will manage all relations with Customers, including (i) sign-up for the Service; (ii) billing and collection for the Service; (iii) on-going support for Customers at a level reasonably consistent with the level of support provided to customers of Starry in markets other than the Market, and (iv) de-activation of Service at the request of a Customer and closing of such Customer’s account.

(i)	Broadband Service. During the Term, Starry shall use its reasonable best efforts to provide the Service in a manner consistent with the service it provides to its customers in other markets.

Section 2.07 Joint Marketing. AEP will provide Starry with the opportunity to meet with AEP Energy or any of its Affiliates in the Market to negotiate Starry’s access to the names of AEP Energy’s or its Affiliates’ customers and to permit Starry to market the Service to such customers. Starry will not use AEP’s name or logo in marketing, endorsements, or for other business purposes without prior written consent from AEP.

Section 2.08 Smart Columbus Partnership. The Parties acknowledge and agree that except as expressly set forth in this Article II, AEP will have no obligation to contract with the owner of, install Base Station equipment at, or undertake any obligation otherwise provided for in this Article II with respect to any Smart Columbus Asset.

Article III. NETWORK OPERATION.

Section 3.01 AEP’s Obligations. During the Term, AEP at its sole cost and expense will perform the following activities and be responsible for the following aspects of the Network:

(a)

Pole Monitoring. Starry will monitor all Pole Fiber to ensure its functionality and will report any concerns to AEP. In addition, AEP will perform Pole Fiber maintenance and repair consistent with the terms of this Article III on a twenty-four (24) hour per day, seven (7) days per week basis. AEP will utilize only qualified personnel, office services, vehicles, and tools and materials required for the safe and proper performance of repair and maintenance procedures and emergency restoration. In the event of a power outage to equipment at a Pole, AEP will coordinate with the appropriate utility and diligently work to facilitate restoration of power according to the utility’s normal process and requirements.

(b)

Routine Maintenance. “Routine Maintenance” is maintenance and repairs that are necessary to ensure proper functioning of any Pole Fiber or electricity to Base Station Equipment at a Pole. AEP will perform routine and preventative maintenance, including route patrol and all cable and locate activities. Planned network maintenance that does or does not potentially involve the disruption of functionality of the Pole Fiber or electricity to Base Station Equipment at a Pole is also considered Routine Maintenance. The nature of such a planned Routine Maintenance activity is such that it can be pre-scheduled so as to allow notification to Starry as appropriate. In the event that AEP does not subcontract Routine Maintenance to Starry pursuant to the Services Agreement, the Parties will mutually agree on terms of prior notice and hours of performance of Routine Maintenance, which terms will be consistent with internet industry standard.

(c)

Non-Routine & Emergency Maintenance. “Non-Routine Maintenance” is any maintenance that restores functionality of Pole Fiber service or electricity to Base Station Equipment at a Pole. In the event that AEP does not subcontract Non-Routine Maintenance to Starry pursuant to the Services Agreement, this Section 3.01(c) will apply.

(i)

For any Non-Routine Maintenance (including repairs required due to cable cuts, fires, acts of third parties or force majeure events), Starry will first use commercially reasonable efforts to determine that any disruption in the functionality of the Pole Fiber or electricity is not on Starry’s side of any Demarcation Point. After verifying that the problem is not on Starry’s side of any Demarcation Point, Starry will contact AEP regarding the problem (“Trouble Case”).

(ii)

Following receipt of notification of a Trouble Case from Starry, AEP will use its best efforts to respond on-site (if necessary) to the affected location(s) within a specified period of time agreed upon by the Parties, which will be consistent with internet industry standard. AEP will use its best efforts to then complete the Non-Routine Maintenance within a repair window agreed upon by the Parties, which will be consistent with internet industry standard. (“Pole Fiber Repair Window”). In the event AEP fails to the Non-Routine Maintenance within the Pole Fiber Repair Window, then the Parties will agree on a reasonable penalty which will be consistent with internet industry standard.

(d)

Equipment Repair and Maintenance. In the event that AEP does not subcontract Equipment repair and maintenance to Starry pursuant to the Services Agreement, this Section 3.01(d) will apply. From time to time during the Term, Starry may request that AEP perform certain work or services to repair or replace Equipment. A request for such work may be either oral or submitted to AEP by Starry on a purchase order or similar document in the form mutually agreed by the Parties. For repair work requested by Starry and identified as necessary to restore functionality of Equipment in order to maintain the Service to Customers (“Emergency Repairs”), AEP will perform the necessary repairs on a twenty-four (24) hour per day, seven (7) days per week basis. Following receipt of notification of the need for Emergency Repairs from Starry, AEP will use its best efforts to respond on-site to the affected location(s) within a repair window agreed upon by the Parties, which will be consistent with internet industry standard. AEP will use best efforts to perform the necessary repair work to any Equipment located at an MDU within a repair window agreed upon by the Parties, which will be consistent with internet industry standard (“MDU Repair Window”). AEP will use best efforts to perform necessary repair work to any Equipment located at a Macro Site within a repair window agreed upon by the Parties, which will be consistent with internet industry standard (“Macro Repair Window”). AEP will use best efforts to perform necessary repair work to any Equipment located at a Pole within a repair window agreed up on by the Parties (“Pole Repair Window”). In the event AEP fails to perform any Emergency Repairs within the MDU Repair Window, Macro Repair Window, or Pole Repair Window, as applicable, then the Parties will agree on a reasonable penalty to be paid by AEP; provided, however, that there will be no such penalty payable if AEP’s failure to perform such Emergency Repairs within the applicable repair window was caused, in whole or in part, by (i) Starry’s (including its agents, contractors and vendors) acts or omissions; and (ii) AEP’s inability to repair due to restrictions imposed by the owner of the MDU, Macro Site, or Pole. AEP will utilize only qualified personnel, office services, vehicles, and tools and materials required for the safe and proper performance of replace and repair work.

(e)

Subcontracting Work. Pursuant to the Services Agreement, AEP and Starry have agreed to subcontract some of AEP’s obligations described in this Section 3.01Section 2.04 to Starry, as more fully described in the Services Agreement. In the future, AEP may in its sole discretion subcontract some or all of its obligations described in this Section 3.01Section 2.04 and not subcontracted to Starry pursuant to the Services Agreement to one or more qualified third parties reasonably acceptable to Starry. AEP will ensure that any subcontractor other than Starry that it uses to perform any of its obligations hereunder complies with the terms of this Agreement, and, notwithstanding anything to the contrary in this Agreement, AEP will be responsible for any breach of any of the terms of this Agreement by any such subcontractor. Nothing in this Agreement will create any contractual relationship between Starry and any such subcontractor, or any obligation on the part of Starry to pay or to see the payment of any monies due any such subcontractor.

Section 3.02 Starry’s Obligations. During the Term, Starry at its sole cost and expense will monitor, manage, and respond to alerts on the Network’s availability and performance, including supervision, monitoring, and management of the Network, servers, databases, firewalls, devices and related external services necessary to operate the Network and managing software and firmware troubleshooting and updating necessary to operate the Network. Starry will exercise its obligations pursuant to this Section 3.02 in a manner reasonably consistent with the manner Starry performs such activities in markets other than the Market.

Section 3.03 Smart Columbus Partnership. The Parties acknowledge and agree that AEP will have no obligation to provide Routine Maintenance, Non-Routine Maintenance, or Emergency Repairs to any Equipment installed at any Smart Columbus Asset.

Article IV. OTHER OBLIGATIONS

Section 4.01 Insurance. Each Party will at its sole expense, procure or maintain, and will cause its subcontractors to procure or maintain, throughout the term of this Agreement, the following types of insurance with the following minimum limits: (a) workers’ compensation insurance in accordance with all jurisdictions where Work is to be performed; (b) employer’s liability in an amount not less than $1,000,000; (c) business automobile insurance covering all owned, non-owned and hired autos in an amount not less than $1,000,000 per occurrence; (d) commercial general liability insurance covering claims of bodily injury and property damage in an amount not less than $1,000,000 per occurrence; (g) professional liability insurance and/or Errors and Omissions insurance in an amount not less than $1,000,000. Such insurance will be required only if the Work includes professional liability exposures; and (h) “All risk” property insurance covering the full replacement cost of personal property (collectively, “Insurance Coverage”).

The insurance maintained by Starry shall be primary and non-contributory to any maintained by AEP for AEP’s liability arising out of Starry’s obligations in Section 2.05. Starry’s commercial general liability, employer’s liability and automobile liability shall include AEP as an additional insured for AEP’s liability arising out of the obligations of Starry. This primary, non-contributory and additional insured status requirement of Starry shall also apply to any of the obligations of AEP in Section 2.04 that may be subcontracted to Starry. To the extent permitted by law, Starry shall, and shall cause each of its insurers to waive any and all rights of recovery, by subrogation or otherwise, against AEP and its Affiliates, officers, directors, employees, agents and assigns of any type.

Except where such obligations are subcontracted to Starry, the insurance maintained by AEP shall be primary and non-contributory to any maintained by Starry for Starry’s liability arising out of AEP’s obligations in Section 2.04. AEP’s commercial general liability, employer’s liability and automobile liability shall include Starry as an additional insured for Starry’s liability arising out of the obligations of AEP, except where such obligations are subcontracted to Starry. To the extent permitted by law, AEP shall, and shall cause each of its insurers to waive any and all rights of recovery, by subrogation or otherwise, against AEP and its Affiliates, officers, directors, employees, agents and assigns of any type.

Each Party’s commercial general liability coverage will also include blanket contractual coverage and contain no exclusion for explosion, collapse, or underground property damage (XCU coverage). The insurance required by this Section 4.01 is in addition to and separate from any other obligations contained in the Agreement. If any of the policies indicated above are placed on a “claims-made” basis, such coverage shall be maintained for a period of not less than five (5) years following the completion of the Work. Products and/or completed operations coverage will be maintained for a period of five (5) years after the completion of the Work. Any deductibles or retentions on any of the policies required herein shall be the sole responsibility of the Party maintaining such insurance. The above referenced limit requirements may be met by any combination of umbrella or excess and primary policies so long as the total limit of insurance requirement is met. The required coverages referred to will not affect, nor are they intended as a limitation of, either Party’s liability with respect to its performance of the Work.

Each Party will provide the other Party with a copy of acceptable certificates of insurance relating to policies of the Insurance Coverage upon execution of this Agreement and at the renewal of each policy. Such certificates will state that the insurance carrier has issued the policies providing for the insurance specified above, that such policies are in force, and that the additional insured requirements have been satisfied.

Section 4.02 Compliance with Laws. Each Party shall at all times comply with all federal, state, and local laws, ordinances, regulations, and orders that are applicable to this Agreement and the Party’s performance hereunder. Without limiting the generality of the foregoing, each Party shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this Agreement.

Section 4.03 Financial Information. If requested by AEP, Starry shall deliver (a) within one hundred and twenty (120) days following the end of each fiscal year following the Effective Date, a copy of its audited financial statements for such fiscal year and (b) within sixty (60) days after the end of each of its first three (3) fiscal quarters of each fiscal year, a copy of its unaudited quarterly financial statements, in each case prepared in accordance with generally accepted accounting principles, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as Starry diligently pursues the preparation, certification, and delivery of the statements.

Section 4.04 Exclusivity. From the Effective Date through the end of the Term or the earlier termination of this Agreement as provided by the terms of this Agreement, Starry will not solicit, negotiate or enter into any agreement with any other Person with respect to jointly deploying and offering internet service in the Market. From the Effective Date and for a period of [***], prior to negotiating with a third party regarding jointly deploying and offering internet service in any locations in [***], Starry will offer AEP the right to jointly deploy and offer internet service in such other location(s). The Parties agree to negotiate for [***]. In the event the Parties are unable to come to mutually acceptable agreement within such [***] period, Starry is free to negotiate with any third-party regarding jointly deploying and offering internet service in such other location(s). Notwithstanding anything to the contrary in this Section 4.04, Starry may without restriction or obligation to AEP initiate, solicit, and engage in discussions and negotiations, or enter into a definitive agreement, with any third party regarding jointly deploying and offering internet service in all or substantially all of the locations where Starry operates or holds spectrum licenses, including [***]. The Smart Columbus Agreement and Smart Columbus Partnership are excluded from the restrictions set forth in this Section 4.04, and therefore, notwithstanding anything to the contrary in this Section 4.04, Starry’s solicitation, negotiation, execution, and performance of the Smart Columbus Agreement and participation in the Smart Columbus Partnership will not be considered a breach of this Section 4.04.

Section 4.05 Fees and Expenses. Except as explicitly provided in any Project Agreement, each Party will pay any fees or expenses incurred by it related to the Project Agreements and any transactions contemplated by any Project Agreement, including (a) legal fees and expenses; (b) fees and expenses of any financial or accounting advisors and representatives; (c) fees and expenses related to its employees, agents, contractors and subcontractors; and (d) taxes on income and personal property.

Section 4.06 Services Agreement. Pursuant to the Services Agreement AEP will pay Starry to manage certain aspects of the Network during the Term, as more fully described in the Services Agreement.

Article V. REVENUE SHARING

Section 5.01 Revenue Sharing. In consideration of each Party’s obligations under this Agreement, the Parties agree that any Revenue received by Starry in exchange for providing the Service to Customers will be allocated between the Parties as provided in this Article V.

Section 5.02 Allocation. Revenue will be allocated between the Parties as follows:

(a)	For monthly Revenue per Customer received by Starry for the Service up to and including [***], AEP will receive a [***] share.

(b)	For monthly Revenue per Customer received by Starry for the Service greater than [***], AEP will receive a [***] share.

(c)	All Revenue received by Starry other than that shared with AEP in accordance with clauses (a) and (b) of this Section 5.02 will be retained by Starry.

Section 5.03 Payment Terms. Starry will pay Revenue allocated to AEP pursuant to this Article V within thirty (30) days after the last day of each month for Revenue payments accruing during the preceding month. Payment of such Revenue will be accompanied by a statement, in a form agreed upon by the Parties, stating the total Revenue received by Starry, the Revenue attributable to each percentage allocation, and such other information reasonably required for AEP to verify the calculation.

Section 5.04 True-Up. If any condition, circumstance, or event occurs, individually or in the aggregate, that results in the payment of Revenue to AEP to be either greater or less than what was actually owed to AEP pursuant to the terms of this Agreement, the Parties agree to cooperate in good faith to determine the amounts in error. In the event the Parties determine an amount was paid to AEP that was greater or less than what was owed, the Party in whose favor the error was made will promptly pay to the other Party a cash payment in the amount necessary to correct such error. Both Parties will be deemed to have waived any right to seek any such adjustment if it has not sent written notice to the other Party of the existence of such error within one hundred and eighty (180) days of the relevant payment made by Starry to AEP.

Section 5.05 Definition of Revenue. For purposes of this Agreement, “Revenue” means actual cash received by Starry from Customers, net of any fees, expenses, and deductions paid to a third party, including (i) the cost of equipment purchased by Starry from a third party and provided to the Customer as part of the Service; (ii) credit card/bank fees; (iii) charges paid by Starry to a third party for services provided to the Customer as part of the Service; (iv) revenue-sharing or door-fee payments to building owners and landlords; and (v) taxes on the Service or any equipment provided to the Customer and paid by Starry.

Section 5.06 Audit Rights. During the Term and for a period of eighteen (18) months following the termination of this Agreement, either Party may audit books and records of the other Party that are necessary to permit evaluation and verification of (i) such other Party’s compliance with its obligations under this Agreement, and (ii) in the case of AEP, verification of Starry’s Revenue sharing calculations. Each Party shall cooperate with the other Party in any audit requested and provide the auditing Party with information and records pertaining to the Work as requested by governmental agencies, the auditing Party, or courts of law. Any Party requesting an audit pursuant to this Section 5.06 will provide at least five (5) business days prior notice of such intent to audit. The audit will be performed at the offices of the Party being audited during normal business hours. Each Party will reasonably cooperate with the other Party in any audit. A Party may only request two (2) audits per calendar year, provided that in the event any audit uncovers the audited Party has not been in compliance with its obligations under this Agreement or, in the case of Starry, has improperly calculated the Revenue sharing, then such audit will not be counted towards the number of audits permitted in such calendar year. Each Party shall retain for a period of eighteen (18) months following termination of this Agreement all information relating to the Project.

Section 5.07 Intellectual Property. Starry warrants that its performance of the Work will not infringe upon or violate any trademarks, patents, copyrights, trade secrets, or other third-party property rights. If the performance of Work is held in any action to constitute infringement, or the use of the Work is enjoined, Starry, at its expense, shall replace the Work with non-infringing materials or methods satisfactory to AEP, or modify the Work in a manner reasonably satisfactory to AEP so that the Work becomes non-infringing. Starry agrees to indemnify and save AEP harmless from and against any liability or damages, including reasonable attorneys’ fees, owing to third parties arising out of any alleged infringement or violation. Starry grants AEP a nonexclusive, nonrevocable, fully paid license during the term of this Agreement to utilize Starry’s intellectual property to the extent necessary for AEP to own and operate the Equipment.

Article VI. REPRESENTATIONS AND WARRANTIES

Section 6.01 AEP Representations. AEP represents and warrants to Starry as follows:

(a)

Corporate Existence and Power. AEP is a limited liability company, validly existing and in good standing under the laws of the State of Ohio. AEP has the requisite power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted. AEP is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect.

(b)

Authorization; Enforceability. AEP has the requisite power and authority to enter into this Agreement and the other Project Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by AEP of this Agreement and the other Project Agreements to which it is a party and the performance by AEP of its obligations contemplated hereby and thereby have been duly authorized by AEP and do not violate the terms of the charter documents of AEP. This Agreement and the other Project Agreements to which AEP is a party have been duly executed and delivered by AEP, and this Agreement and each of the other Project Agreements to which AEP is a party constitute the valid and binding agreement of AEP, enforceable against AEP in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(c)

Governmental Authorization. Except as disclosed on Schedule 5.01, the execution, delivery and performance by AEP of this Agreement and the other Project Agreements will not require any action by or in respect of, or filing with, any Governmental Entity.

(d)

Non-Contravention; Consents. Except as disclosed on Schedule 5.01, the execution, delivery and performance by AEP of this Agreement and the other Project Agreements to which it is a party do not and will not (i) violate, in any material respect, any applicable Law; (ii) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person; (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of AEP or any of its subsidiaries or to a loss of any benefit to which AEP or any of its subsidiaries is entitled under, any agreement or other instrument binding upon AEP or any of its subsidiaries; or (iv) result in the creation or imposition of any Lien on any asset of AEP or any of its subsidiaries that, in the case of clauses (iii) or (iv), would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Section 6.02 Starry Representations. Starry represents and warrants to AEP as follows:

(a)

Corporate Existence and Power. Starry is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Starry has the requisite corporate power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted. Starry is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect.

(b)

Authorization; Enforceability. Starry has the requisite corporate power and authority to enter into this Agreement and the other Project Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Starry of this Agreement and the other Project Agreements to which it is a party and the performance by Starry of its obligations contemplated hereby and thereby have been duly authorized by Starry and do not violate the terms of the certificate of incorporation or bylaws of Starry. This Agreement and the other Project Agreements to which Starry is a party will have been, duly executed and delivered by Starry, and this Agreement and the other Project Agreements to which Starry is a party constitute the valid and binding agreement of Starry, enforceable against Starry in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(c)

Governmental Authorization. The execution, delivery and performance by Starry of this Agreement and the other Project Agreements to which it is a party will not require any action by or in respect of, or filing with, any Governmental Entity.

(d)

Non-Contravention; Consents. The execution, delivery and performance by Starry of each of the Project Agreements to which it is a party do not and will not (i) violate, in any material respect, any applicable Law; (ii) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person; (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Starry or any of its subsidiaries or to a loss of any benefit to which Starry or any of its subsidiaries is entitled under, any agreement or other instrument binding upon Starry or any of its subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Starry or any of its subsidiaries that, in the case of clauses (iii) or (iv) would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Article VII. GOVERNMENTAL CONSENTS AND APPROVALS

Section 7.01 Third Party Consents. To the extent that any transaction contemplated by this Agreement requires a consent or approval from any Governmental Entity, the Parties will use commercially reasonable efforts to obtain such consent or approval as soon as reasonably practicable following the Effective Date. If the Parties fail to obtain any such consent or approval within six (6) months of the Effective Date, either Party may terminate this Agreement as provided in Section 9.02(c).

Article VIII. DEFAULT

Section 8.01 Event of Default.

(a)

An “Event of Default” will occur if a Party (“Defaulting Party”) fails to perform any material obligation under this Agreement (which shall include the performance and schedule obligations detailed in Exhibit A).

(b)

Upon the occurrence of an Event of Default, the other Party (“Non-Defaulting Party”) will have the right to deliver to the Defaulting Party notice (“Notice of Default”). The Notice of Default will set forth the nature of the obligations that the Defaulting Party has failed to perform. If the Defaulting Party fails to cure the Event of Default within the Cure Period, the Non-Defaulting Party may terminate this Agreement as provided in Section 9.02(a). For purposes hereof, “Cure Period” means a period commencing on the date that the Notice of Default is provided by the Non-Defaulting Party and ending (i) thirty (30) days after Notice of Default is so provided, or (ii) in the case of any obligation (other than an obligation to pay money) which cannot reasonably be cured within such thirty (30) day period, such longer period not to exceed sixty (60) days after the Notice of Default as is necessary to effect a cure of the Event of Default, so long as the Defaulting Party diligently attempts to effect a cure throughout such period.

(c)

Upon the occurrence of an Event of Default and the expiration of the Cure Period set forth in Section 8.01(b), the Non-Defaulting Party may pursue all legal and equitable rights and remedies against the Defaulting Party available to it (subject to any limitations in this Agreement). The Defaulting Party will pay all costs, including attorneys’ fees, incurred by the Non-Defaulting Party in pursuing such legal remedies.

Article IX. TERM; TERMINATION

Section 9.01 Term. This Agreement will go into effect as of the Effective Date and will continue in effect for a period of [***] (“Initial Term”); provided that in the event neither Party gives notice to the other Party at least one hundred and eighty (180) days prior to the end of the Initial Term this Agreement will be automatically extended for an additional period of [***] from the end of the Initial Term (together with the Initial Term, the “Term”). Notwithstanding the foregoing, either Party may terminate this Agreement prior to the end of the Term as provided in Section 9.02.

Section 9.02 Termination.

(a)

As provided in Section 8.01(b), in the case of an Event of Default, the Non-Defaulting Party may terminate this Agreement by providing written notice to the Defaulting Party if the Defaulting Party fails to cure such Event of Default within the Cure Period.

(b)	AEP may terminate this Agreement by providing written notice to Starry within sixty (60) days following the consummation of a Change of Control Termination Event.

(c)

AEP may terminate this Agreement by providing written notice to Starry upon a Change of Control if (1) within ninety (90) days following the Change of Control Starry (or, if Starry is not the surviving entity in the Change of Control, the surviving entity) does not either (A) present to AEP a plan, reasonably acceptable to AEP, for continued support for the Market (“Continued Support Plan”) or (B) make an offer to AEP to cancel this agreement in exchange for a value acceptable to AEP; or (2) within twelve (12) months following AEP’s acceptance of the Continued Support Plan Starry (or, if Starry is not the surviving entity in the Change of Control, the surviving entity) does not comply with the terms of the Continued Support Plan.

(d)

Either Party may terminate this Agreement by providing written notice to the other Party in the event any required consent or approval from a Governmental Entity is not obtained within the time period provided in Section 7.01.

(e)

Either Party may terminate this Agreement by providing written notice to the other Party in the event that any law, rule, order, or regulation applicable to this Agreement or the terminating Party or its Affiliates or any rule or any policy, or any interpretation thereof at any time during the Term, is modified, implemented, or determined to prohibit the performance of the terminating Party’s obligations under this Agreement such that continuation of this Agreement would have a material adverse effect on such Party or any of its Affiliates.

(f)

Either Party may terminate this Agreement by providing written notice to the other Party if such other Party files a petition in bankruptcy, or if its creditors file an involuntary petition in bankruptcy, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency.

(g)

AEP may terminate this Agreement for any reason by providing sixty (60) days prior written notice to Starry at any time following the later of (i) the three-year anniversary of the Effective Date and (ii) the two-year anniversary of the end of the Network Build Period.

Section 9.03 Business Separation Agreement. Prior to the end of the Term or the earlier termination of this Agreement as provided in Section 9.02, the Parties will negotiate in good faith a business separation agreement setting out the terms and conditions of the end of the project. Such agreement will, among other things, provide for:

(a)

the transfer by AEP to Starry of all Equipment purchased or leased by AEP during the Term [***] (the “Net Book Value”); provided, however, that if the Agreement is terminated by AEP pursuant to Section 9.02(g)Section 9.02(g) then in lieu of payment by Starry to AEP for the Equipment, AEP will continue to receive its allocation of Revenue as provided in Article V from Customers in place as the date of termination until AEP has received an aggregate amount of such allocated Revenue payments equal to [***].

(b)	the assignment and assumption of all Macro Site lease agreements, if any, from AEP to Starry;

(c)	the assignment and assumption of all access agreements with owners or landlords of properties where Receiving Equipment is located, if any, from AEP to Starry;

(d)	entering into agreements on market-terms providing Starry access to all Poles Constructed prior to the termination date;

(e)	entering into agreements on market-terms providing Starry access to all fiber optic cable owned or operated by AEP and in use in the Network at the termination date; and

(f)	other arrangements as reasonably necessary or advisable to permit Starry to continue to operate the Network without interruption after the termination date.

Article X. MISCELLANEOUS

Section 10.01 Notices. All notices to a Party must be sent addressed to such Party at the address as may be specified by the Party from time to time in a notice to the other Party, provided that the initial notice address for each Party is as follows:

(a) if to AEP:    Lisa M. Barton

    EVP Utilities

    American Electric Power Service Corporation

    1 Riverside Plaza

    Columbus, OH 43215-2373

    E-mail: lmbarton@aep.com

       With a copy to:     Cynthia Butler Carson

               Senior Counsel

               American Electric Power Service Corporation

               1 Riverside Plaza

               Columbus, OH 43215-2373

               E-mail: cbcarson@aep.com

(b) if to Starry:            Attn: Chief Executive Officer

              Starry, Inc.

              38 Chauncy Street, Suite 200

              Boston, MA 02111

      With a copy to:    Attention: Legal Department

            Starry, Inc.

            38 Chauncy Street, Suite 200

            Boston, MA 02111

            E-mail: legal@starry.com

(c)

All notices are effective the next day, if sent by recognized overnight courier, or five (5) days after deposit in the United States mail, postage prepaid, properly addressed, and return receipt requested.

Section 10.02 Waiver. The failure at any time of a Party to require performance by any other Party of any responsibility or obligation required by this Agreement will in no way affect a Party’s right to require such performance at any time thereafter, nor will the waiver by a Party of a breach of any provision of this Agreement by any other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

Section 10.03 Force Majeure. Neither Party will be in breach of the Agreement to the extent that any delay or default in performance is due to a Force Majeure Event.

Section 10.04 Assignment. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of each Party. Neither Party may assign or otherwise dispose of this Agreement, or any obligations hereunder, without the written consent of the other Party, provided, however, that either Party may, without such consent, assign this Agreement (i) to an Affiliate having creditworthiness substantially similar to the assigning Party at the time of assignment or having sufficient credit support to satisfy its obligations under this Agreement and the Project Agreements as reasonably determined by the other Party; or (ii) by operation of law in any merger, consolidation, or stock or asset sale.

Section 10.05 Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended or will be construed to confer, directly or indirectly, upon or give to any Person other than the Parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition, or other provision contained herein.

Section 10.06 Choice of Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 10.07 Jurisdiction; Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought in the Supreme Court of the State of New York, New York County, and/or, if applicable, the United States District Court for the Southern District of New York and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 10.08 Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and will not be deemed to constitute a part hereof.

Section 10.09 Entire Agreement. This Agreement, together with any Appendices, Exhibits, and Schedules hereto, and the Project Agreements and instruments expressly provided for herein and therein constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the Parties hereto with respect to the subject matter hereof.

Section 10.10 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties hereto will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by applicable Law.

Section 10.11 Counterparts; Facsimile/Electronic Signatures. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means (collectively, “Electronic Delivery”), and such execution and delivery will constitute effective execution and delivery as to the Parties. In the event this Agreement is delivered by Electronic Delivery such copies of this Agreement may be used in lieu of the original Agreement for all purposes and signatures so transmitted will be deemed to be original signatures for all purposes.

Section 10.12 Further Assurances. Each Party will execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and will give such further assurances as may be necessary to perform such Party’s obligations hereunder. The obligations of the Parties set forth in this Section 10.12. Section 10.11 will survive the termination of this Agreement.

Section 10.13 Consequential Damages. No Party will be liable to any other Party under any legal theory for indirect, special, incidental, consequential, or punitive damages, or any damages for loss of profits, revenue, or business, even if such Party has been advised of the possibility of such damages.

Section 10.14 Confidential Information.

(a)

Except as provided below, the Parties agree that information designated as confidential (“Confidential Information”) will be kept confidential during the term of this Agreement and for a period of two (2) years following the termination of this Agreement. Without the prior written consent of the disclosing Party, Confidential Information will not be disclosed by the receiving Party, in whole or in part, to any other Person except as provided herein. Each Party will use the same care in protecting the other Party’s Confidential Information as it uses to protect its own Confidential Information, provided that neither Party will use less than reasonable efforts to protect the other’s Confidential Information.

(b)

Notwithstanding the foregoing, the receiving Party may (a) disclose Confidential Information to its representatives whose access is necessary to conduct such Party’s and its Affiliates obligations under the Project Agreements and who have been informed of these confidentiality obligations; and (b) make a limited number of copies of the Confidential Information in order for the receiving Party to adequately use the Confidential Information subject to the terms and conditions of the Project Agreements.

(c)	Each Party agrees to be responsible for any breach of the confidentiality obligations by its Affiliates or representatives.

(d)

If either Party is legally compelled to disclose any Confidential Information of the other Party, or if such disclosure is necessary in order to obtain or maintain regulatory or governmental approvals, applications or exemptions, the Party making the disclosure will promptly notify the other Party of the disclosure. In such cases, the Party making the disclosure will reasonably cooperate with the other Party to obtain a protective order or other reasonable assurance that the Confidential Information will be accorded confidential treatment. If the Party making the disclosure is nonetheless legally required to disclose the Confidential Information, then such Party may disclose the information without liability hereunder provided that the Party may only furnish that portion of the Confidential Information which is legally required or necessary.

(e)	The terms and conditions of this Agreement and the other Project Agreements will be considered Confidential Information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AEP VENTURES, LLC	STARRY, INC.

By: /s/ Stephan T. Haynes	By: /s/ Chaitanya Kanojia
Name: Stephan T. Haynes	Name: Chaitanya Kanojia
Title: Vice President	Title: President

[Signature Page to Strategic Alliance Agreement]

Exhibit A

Schedule & Performance Milestones

[***]

SCHEDULE 1

Pre-Built 24 GHz Sites

[***]